Exhibit 23.16

CONSENT OF QUALIFIED PERSON

Gunn Metallurgy, in connection with Arcadium Lithium plc’s registration statement on Form S-4 and the proxy statement/prospectus included therein and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), consents to:

1.
The filing and use of the technical report summary titled “SEC Technical Report Summary, Sal de Vida Brine Project” (the “Technical Report Summary”), with an effective date of June 30, 2023, as an exhibit to and referenced in the Registration Statement;

2.
The use of and references to my/our name, including my/our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary; and

3.
Any extracts from or a summary of the Technical Report Summary included in or incorporated by reference in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was or were prepared by me/us, that I/we supervised the preparation of and/or that was or were reviewed and approved or certified to by me/us, that is or are included or incorporated by reference in the Registration Statement.

Gunn Metallurgy is responsible for authoring, and this consent pertains to the following sections of the Technical Report Summary:

1	Executive Summary (co-author)
2	Introduction (co-author)
10	Mineral Processing and Metallurgical Testing
14	Processing and Recovery Methods
15	Infrastructure
16	Market Studies
18	Capital and Operating Costs
19	Economic Analysis
20	Adjacent Properties
21	Other relevant data and information
22	Interpretation and Conclusions (co-author)
23	Recommendations (co-author)
24	References (co-author)
25	Reliance on Information Supplied by Registrant (co-author)

Gunn Metallurgy certifies that it has read the descriptions and references to the Technical Report Summary in the Registration Statement and the documents incorporated by reference therein and that such descriptions and references fairly and accurately represent the information in the Technical Report Summary for which it is responsible.

Dated October 30, 2023

/s/ Michael Gunn
Michael Gunn Gunn Metallurgy